Exhibit 10.12

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED

BY [***] HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY

CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

CONFIDENTIAL

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 14, 2018, is made by and between C3J THERAPEUTICS, INC., a Washington corporation (“Purchaser”), and SYNTHETIC GENOMICS, INC., a Delaware corporation, and SYNTHETIC GENOMICS VACCINES, INC., a Delaware corporation (collectively, “Seller”). Purchaser and Seller may be referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

A.          Seller operates research and development programs specific to engineering bacteriophage and Exploiting engineered and wild type bacteriophage (the “Business”).  For clarity, and notwithstanding the foregoing, the Business does not include (i) Seller’s research (and use) of phage display as an approach for discovery of antibodies and/or affinity binding reagents within the mammalian synthetic biology and biologics discovery and production programs or (ii) the commercial sale of antibody libraries which may be formatted for phage display (collectively, the “Other Phage Activities”).

B.          The Business includes research programs being conducted by Seller pursuant to that certain Research Collaboration and Option to License Agreement between Seller and Merck Sharp and Dohme Corp. (“Merck”) dated May 24, 2017 (the “Merck Agreement”) relating to [***].

C.          Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, (i) certain of Seller’s assets, properties and rights necessary for the operation of the Business, and (ii) access to certain other assets, properties and rights used in the operation of the Business, in each case as set forth in this Agreement.

D.          Contemporaneous with the execution of this Agreement, Dr. Magda Barbu (the “Key Employee”) and Purchaser have duly executed an employment agreement (the “Key Employee Employment Agreement”) which will go into effect upon the Closing.

E.          Capitalized terms used herein without definition are defined in Annex A.

AGREEMENT

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1        Assets to be Purchased and Sold.  Upon the terms and subject to the conditions of this Agreement, Purchaser hereby purchases from Seller, and Seller hereby sells, transfers, grants, conveys, assigns, and relinquishes exclusively to Purchaser, on the Closing Date, free and clear of all Encumbrances, all right, title and interest of Seller in, to and under the following assets (collectively, the “Transferred Assets”):

(a)          all Program Materials (as defined in Schedule 1.1(a)) and other tangible personal property and assets set forth on Schedule 1.1(a);

(b)         (i) the  Program Patents and (ii) all Know-How owned or otherwise controlled (with the right to transfer) by Seller and/or its Affiliates and used exclusively in the Business as currently conducted by Seller and its Affiliates (collectively, “Program IP”), together with all goodwill associated therewith and all rights and causes of action for past, present or future infringement, misappropriation, violation, misuse, dilution, unfair trade practice or otherwise associated therewith, and rights of priority and protection of interests therein;

(c)         all rights under all Contracts of Seller that are listed on Schedule 1.1(d) (the “Assigned Contracts”), including, without limitation, any and all of Seller’s rights to milestone payments, grant funding and other receivables, earned or unearned, under the Assigned Contracts that have not been received by Seller prior to the date of this Agreement;

(d)         all Books and Records; and

(e)         all of Seller’s claims, causes of action and other legal rights and remedies, whether or not known as of the Closing Date, resulting from Seller’s ownership of the Transferred Assets and/or the operation of the Business, but excluding causes of action and other legal rights and remedies of Seller (i) against Purchaser with respect to the Transactions; or (ii) relating to the Excluded Assets.

1.2        Excluded Assets.  Except for the Transferred Assets, Seller shall not sell, convey, transfer, assign or deliver, and Purchaser shall not purchase or accept assignment from Seller of any other assets of Seller (the “Excluded Assets”).  The Excluded Assets include (and the Transferred Assets do not include) without limitation:

(a)         Any equipment or tangible items of any kind except for the Books and Records and assets listed on Schedule 1.1(a);

(b)         cash, cash equivalents, accounts receivable, marketable securities or intercompany accounts receivable of Seller (other than receivables and other amounts that are included in the Transferred Assets);

(c)         minute books, stock books, Tax Returns and similar corporate records of Seller, other than the Books and Records;

(d)         claims and counterclaims with respect to rights of offset against Excluded Liabilities; and

(e)         rights of Seller under this Agreement.

1.3        Assumed Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser agrees, effective on the Closing Date, to assume the following specific Liabilities of Seller and no other Liabilities (the “Assumed Liabilities”):

(a)         All Liabilities arising under the Assigned Contracts, but only to the extent such Liabilities (i) do not arise from any breach, default, violation or failure to perform by Seller or any of its Affiliates of any provision under any Assigned Contract on or before the Closing Date, (ii) do not arise by reason of events or circumstances occurring on or prior to the Closing Date which with notice or lapse of time, would constitute or result in a breach of any Assigned Contract, (iii) if arising or relating to a

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circumstance in existence as of or prior to the Closing Date, arise in accordance with the express terms of such Assigned Contracts, excluding any such Liabilities that relate to or arise from any failure to perform, improper performance, warranty or other breach, default or violation by Seller or any other Person under any Assigned Contract on or before the Closing Date, or (iv) are not Excluded Liabilities; and

(b)         Liabilities arising out of Purchaser’s ownership or operation of the Transferred Assets after the Closing (other than the Excluded Liabilities).

For the avoidance of doubt, it is hereby clarified that Purchaser’s assumption of the Assumed Liabilities shall be considered part of the consideration paid for the Transferred Assets.

1.4        Excluded Liabilities.  Notwithstanding any other provision in this Agreement, and regardless of any disclosure made to Purchaser, Seller shall retain, and shall be responsible for paying, performing and discharging when due, and Purchaser shall not assume or have any responsibility for, any Liabilities other than the Assumed Liabilities (all such Liabilities other than Assumed Liabilities, collectively the “Excluded Liabilities”), including without limitation the following specific Excluded Liabilities:

(a)         all Liabilities of Seller or its Affiliates relating to or arising out of the Excluded Assets;

(b)         any Liabilities under Contracts of Seller other than the Liabilities relating to Assigned Contracts that are assumed by Purchaser as provided in Section 1.3(a);

(c)         any Liabilities resulting from, caused by or arising out of, directly or indirectly, actions pending prior to the Closing or facts, conditions or circumstances existing on or before the Closing Date, except to the extent included in the Assumed Liabilities as provided in Section 1.3(a)(iii);

(d)         any Liabilities arising from Seller’s or its Affiliate’s infringement, misappropriation or misuse of Intellectual Property prior to the Closing Date;

(e)         any Liabilities arising from any action, suit, proceeding, claim, arbitration or investigation pending or threatened against Seller on or before the Closing Date; and

(f)         any Liabilities of Seller to any Person by reason of the fact that such Person was a manager, officer, employee, director or agent of Seller, including any Liabilities or claims relating to present and/or past employees of Seller with respect to plans, programs, policies, commitments, and other benefit entitlements established or existing on, prior to or after Closing.

1.5        Purchase Price.

(a)         In addition to the Assumed Liabilities, as consideration for the sale of the Transferred Assets to Purchaser, (i) at the Closing, Purchaser will pay to Seller, by wire transfer of immediately available funds in US Dollars, the sum of $1,000,000 (the “Closing Consideration”), (ii) on the first annual anniversary of the Closing Date, Purchaser will pay to Seller, by wire transfer of immediately available funds in US Dollars, the sum of $1,000,000 (the “First Anniversary Payment”), (iii) on the second annual anniversary of the Closing Date, Purchaser will pay to Seller, by wire transfer of immediately available funds in US Dollars, the sum of $1,000,000 (the “Second Anniversary Payment”), and (iv) on the third annual anniversary of the Closing Date, Purchaser will pay to Seller, by wire transfer of immediately available funds in US Dollars, the sum of $5,000,000 (the “Third Anniversary Payment”).  As further consideration for the sale of the Transferred Assets to Purchaser, within a reasonable time

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following the closing of the initial public offering of Purchaser or an Affiliate of Purchaser (such entity, the “Issuer”) pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Issuer (the “IPO,” and the closing date of the IPO, the “IPO Closing Date), Purchaser shall, or shall cause the Issuer (if Purchaser is not the Issuer) to, issue to Seller that number of shares of Issuer’s Common Stock equal to (A) $27,000,000 divided by (B) the price per share of Issuer’s Common Stock offered to the public in the IPO, rounded down to the nearest full share (such shares, the “Consideration Shares,” and the issuance of such shares, the “Share Payment”).   The Share Payment will be subject to Seller’s execution and delivery of a Common Stock Purchase Agreement substantially in the form attached hereto as Exhibit A and compliance with applicable securities laws.   In the event that the IPO Closing Date occurs prior to the payment of the First Anniversary Payment, the Second Anniversary Payment and/or the Third Anniversary Payment, then Purchaser shall pay to Seller by wire transfer of immediately available funds in US Dollars, immediately following the IPO Closing Date, the First Anniversary Payment, the Second Anniversary Payment and/or the Third Anniversary Payment (in each case only to the extent Purchaser has not previously paid such amounts to Seller). Seller shall provide Purchaser with its wire instructions at least two Business Days prior to a date on which Purchaser will pay Seller via a wire transfer of funds; provided, that if Seller does not provide Purchaser wire instructions within such two Business Day period, Purchaser shall be entitled to rely on the most recent wire instructions previously provided by Seller.

(b)         In the event of a sale by Purchaser to a Third Party of all or substantially all of the assets of Purchaser and its Affiliates (an “Asset Sale”) prior to the IPO Closing Date, Purchaser shall pay to Seller, in full satisfaction of Purchaser’s obligation set forth in Section 1.5(a), (i) the First Anniversary Payment, the Second Anniversary Payment and/or the Third Anniversary Payment, in each case only to the extent Purchaser has not previously paid such amounts to Seller pursuant to Section 1.5(a), and (ii) consideration, in the same form received by Purchaser in the Asset Sale, equal to $27,000,000.

(c)         In the event of a consolidation with, or merger of Purchaser into, a Third Party (a “Corporate Transaction”) prior to the IPO Closing Date, (i) if the surviving entity in the Corporate Transaction is not an entity with a class of stock publicly traded on a national securities exchange, the surviving entity shall assume the obligations of Purchaser set forth in Sections 1.5(a) and 1.5(b), as applicable, and (ii) if the surviving entity in the Corporate Transaction is an entity with a class of stock publicly traded on a national securities exchange, Purchaser shall pay to Seller immediately following the closing of the Corporate Transaction, in full satisfaction of Purchaser’s obligations set forth in Section 1.5(a), (A) the First Anniversary Payment, the Second Anniversary Payment and/or the Third Anniversary Payment, in each case only to the extent Purchaser has not previously paid such amounts to Seller pursuant to Section 1.5(a), and (B) consideration, in the same form received by Purchaser in the Corporate Transaction, equal to $27,000,000.

(d)         Notwithstanding anything to the contrary in Section 1.5(b)(ii) or 1.5(c)(ii)(B), if Purchaser receives as consideration in an Asset Sale or a Corporate Transaction securities that are traded on a securities exchange, the value of such securities shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty (30) day period ending three (3) days prior to the closing of such transaction.

(e)         The value of any non-cash consideration to be received by Seller pursuant to Sections 1.5(b) or 1.5(c) shall be as mutually agreed by Seller and Purchaser in good faith and consistent with the valuation ascribed to such non-cash consideration in the definitive agreements with respect to the underlying transaction, and provided that such valuation shall be no less favorable with respect to Seller than with respect to the equityholders of Purchaser in connection with such transaction or any related distribution; provided further, that in connection with such determination, Seller shall be provided with a

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copy of the definitive transaction agreement with respect to the Asset Sale or Corporate Transaction, as applicable.

(f)         Prior to the Share Payment, Seller shall have no rights of a shareholder of Purchaser with respect to the Consideration Shares, including, without limitation, any dividend rights, voting rights, liquidation rights, preemptive rights or other equity rights.

1.6        Sales and Transfer Taxes.  Seller will bear and pay any and all Taxes, charges, fees or expenses that may become payable in connection with the Transactions.

1.7        Allocation of Purchase Price.  Within 60 days after the Closing, Purchaser shall deliver to Seller an allocation statement reasonably acceptable to Seller setting forth Purchaser’s allocation of the Purchase Price for Tax purposes pursuant to Section 1060 of the Code and any other applicable Tax Laws (the “Allocation Statement”).  Purchaser and Seller shall each file all Tax Returns (such as IRS Form 8594, to the extent applicable, or any other forms or reports required to be filed pursuant to Section 1060 of the Code or any comparable provisions of Law) in accordance with the Allocation Statement and, except as otherwise required by Law, Purchaser and Seller shall refrain from taking any action or position inconsistent therewith, including in any examination of any such Tax Return, in any refund claim or in any tax litigation.  In the event of any adjustment to the Purchase Price for any reason, a supplemental Allocation Statement shall be prepared and delivered by Purchaser pursuant to this Section 1.7, and the Parties agree to comply with this Section 1.7 with respect to the supplemental Allocation Statement.

1.8        License to Purchaser.  Effective as of the Closing, and subject to all the terms and conditions of this Agreement, Seller hereby grants to Purchaser a perpetual (unless terminated pursuant to 7.1), irrevocable (unless terminated pursuant to Section 7.1), transferrable, royalty-free, fully paid-up, sublicensable through multiple tiers, worldwide license, under any Unfiled Program Know-How Patents and the Program Know-How, solely to operate the Business and Exploit Program Materials. The foregoing license shall be exclusive in the Excluded Field (but not for the Permitted Activities) (each as defined in Section 5.8) and otherwise non-exclusive. For the avoidance of doubt, to the extent any Program Know-How or any Unfiled Program Know-How Patents of Seller and/or its Affiliates fall(s) within the definitions of “Company Know-How,” “Company Patent Rights” or “Company Platform Improvements” (as such terms are defined in the Merck Agreement), the foregoing license shall be exclusive to Purchaser in the Excluded Field. Seller grants no license (by implication or otherwise) under any Intellectual Property except as expressly set forth in this Section 1.8.

1.9        Archetype.  In order to facilitate Purchaser’s operation of the Business following the Closing, Seller shall provide Purchaser with access to Seller’s generally commercially available Archetype data sequencing database and software (“Archetype”) for a period of two (2) years from the Closing Date on (and subject to the Parties’ execution of) the terms of Seller’s standard Archetype license agreement in the form attached hereto as Exhibit B (the “Archetype License Agreement”).

1.10      Bioinformatics and Sequencing Services.  Seller shall, for a period of two (2) years from the Closing Date, use commercially reasonable efforts to provide bioinformatics and genomic sequencing services of substantially the same type and in substantially the same volume as the bioinformatics and genomic sequencing services used by Seller to conduct the Business as currently conducted (the “Supporting Services”).  The provision of Supporting Services shall be subject to the Parties’ execution of a mutually agreeable services agreement and the price for such services shall not exceed the lowest prices (on a time and materials or service-by-service basis, as applicable) paid by a Third Party to Seller for substantially the same services in substantially the same volume.

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ARTICLE 2

CLOSING AND CLOSING DOCUMENTS

2.1        Time of Closing and Closing Date.  The closing of the purchase of the Transferred Assets by Purchaser (the “Closing”) shall occur remotely by electronic exchange of signatures on the Closing Date or at such other place as may be agreed upon by the Parties, no later than three Business Days after the satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing), unless otherwise agreed upon by the Parties.   For purposes of this Agreement, “Closing Date” means the date as of which the Closing actually takes place.

2.2        Items to be Delivered at the Closing.  At the Closing, the following items shall be delivered:

(a)         Seller shall deliver an executed Bill of Sale in the form attached hereto as Exhibit C (the “Bill of Sale”);

(b)         The Key Employee Employment Agreement shall not have been withdrawn or cancelled by the Key Employee;

(c)         Seller shall deliver an executed certificate certifying that Seller is not a foreign person for purposes of Code Section 1445 or that the sale of the Transferred Assets is otherwise exempt from withholding under Code Section 1445 (the “FIRPTA Certificate”);

(d)         Seller shall deliver all Required Consents set forth on Schedule 2.2(d);

(e)         Seller shall deliver evidence of the release, discharge or termination of all Encumbrances on the Transferred Assets;

(f)         Seller shall deliver an executed Patent Assignment Agreement in the form attached hereto as Exhibit D;

(g)         Purchaser shall deliver the Closing Consideration to Seller pursuant to the wire instructions to be delivered by Seller no later than two Business Days prior to the Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser,  and acknowledges that Purchaser is entering into this Agreement in reliance thereon, as follows, subject to any exceptions listed on the disclosure schedule attached hereto (the “Seller Disclosure Schedule”) specifically identifying the relevant subparagraph hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder:

3.1        Organization; Authority; Binding Obligation.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  The execution and performance by Seller of this Agreement and all acts which may be necessary to consummate the Transactions have been authorized by all corporate actions necessary to be taken by Seller for the approval of this Agreement and the Transactions.  This Agreement has been properly executed by Seller and is legally valid and binding upon Seller.  This Agreement is enforceable against Seller according to its terms, except as such enforceability may be limited by principles of public policy and applicable bankruptcy, insolvency, moratorium or other laws affecting the rights of creditors generally and by general principles of equity.

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3.2        Title to Transferred Assets.  Seller owns the entire rights and interests in and to, and has good and valid title to, or otherwise has valid, transferrable rights, licenses or leasehold interests in, all of the Transferred Assets, free and clear of any Encumbrances, and upon consummation of the Transactions, Purchaser will have acquired good and marketable title to or valid rights, licenses or leasehold interests in each of the Transferred Assets, free and clear of all Encumbrances.

3.3        Sufficiency of Assets; Right to License.  Collectively, the Transferred Assets, the Program Know-How, and Archetype constitute all of the assets (including all Intellectual Property) used, held, owned, licensed or otherwise controlled by Seller and its Affiliates that are material to and necessary for the conduct of the Business and the Exploitation of the Program Materials, in each case, as currently conducted by Seller and its Affiliates.  Without limiting the foregoing, the Program Materials constitute and will include, at the time of delivery to Purchaser, all biological materials necessary for the operation of the Business as currently conducted by Seller and its Affiliates.  Seller has the full right, power and authority to grant the license to Purchaser as purported to be granted pursuant to Section 1.8.

3.4        No Conflict.  The execution and delivery by Seller of this Agreement, and the consummation of the transactions contemplated hereby, will not (a) result in the creation of any Encumbrance on any of the Transferred Assets or (b) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the organizational documents of Seller, (ii) any Contract applicable to any of the Transferred Assets, or (iii) any Law applicable to Seller or any of the Transferred Assets, except with respect to clauses (ii) or (iii) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the knowledge of Seller, no Person has any right, interest or claim in or to, and neither Seller nor any of its Affiliates has entered into any agreement granting to any Person any right, interest or claim in or to, any material Program Know-How or Unfiled Program Know-How Patents used to a significant extent in the Business and that would conflict with the license to Purchaser as purported to be granted pursuant to Section 1.8.

3.5        Approvals of Governmental Authorities.  No consent, waiver, approval or authorization of, or declaration, filing or registration with, or notification to any Governmental Authority is required to be made or obtained by Seller in connection with the execution, delivery or performance of this Agreement, the compliance by Seller with any of the provisions hereof and the consummation of the Transactions.

3.6        Legal Proceedings.  To Seller’s knowledge, no action or proceeding has been instituted or  threatened before any court or other Governmental Authority to restrain or prohibit, or to obtain Losses in respect of, or which is related to or arises out of, the Transferred Assets or the Transactions, there is no pending or threatened litigation, arbitration, mediation, suit, claim or other proceeding or investigation before a Governmental Authority with respect to the Transferred Assets or the Business or otherwise that would reasonably be expected to have a Material Adverse Effect, and there is no judgment, decree, injunction or Order against any of the Transferred Assets.

3.7        Tax Matters.  All of the Tax Returns required to be filed by Seller that relate in whole or in part to the Business or the Transferred Assets have been filed and (a) all such Tax Returns are true, complete and correct in all material respects, (b) all Taxes required to be paid by Seller that relate in whole or in part to the Business or the Transferred Assets have been paid in full or are being contested in good faith, and (c) there are no outstanding Tax liens that have been filed by any Tax authority against any of the Transferred Assets.

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3.8        Intellectual Property.

(a)         All registrations and applications made by or on behalf of Seller (or under obligation of assignment to Seller) with any Governmental Authority for any Patents, Marks and Copyrights specific to the Transferred Assets, the Business as currently conducted or the Program Materials, including, without limitation, the Program Patents (collectively, “Business IP Registrations”), including the jurisdictions in which each such Business IP Registration has been issued or registered or in which any application for such issuance or registration has been filed, are set forth on Section 3.8(a).  To Seller’s knowledge, all of the issued or registered Business IP Registrations are valid, enforceable and subsisting.  There are no actions that must be taken by Seller or Purchaser within 180 days after the date of this Agreement for the purpose of obtaining, maintaining, perfecting, preserving or renewing any Business IP Registration. Seller has not taken (or failed to take) any action, and has not used or enforced (or failed to use or enforce) the Program IP or the Program Know-How in a manner that would result in the abandonment, cancellation or unenforceability of any Business IP Registration, and Seller has not taken (or failed to take) any action that would result in the forfeiture or relinquishment of any of the Business IP Registrations. There have been no interferences, re-examinations or oppositions brought or, to Seller’s knowledge, threatened to be brought involving any of the Program Patents, nor, to Seller’s knowledge, is there any basis for any such interference, re-examination or opposition.

(b)         Section 3.8(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of each Contract to which Seller is a party or by which Seller is bound that contains any assignment or license of, or covenant not to assert or enforce any Program IP, or under which any Program IP is licensed or otherwise made available to Seller by any Person (other than licenses for commercial off-the-shelf software), or pursuant to which Seller has granted any Person any license under, or otherwise has granted to any Person any right (whether or not currently exercisable) or interest in, any Program IP.

(c)         To Seller’s knowledge, no funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Program IP.

(d)         Seller has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all information pertaining to the Program IP and Program Know-How that Seller has intended to maintain as trade secrets or as confidential.

(e)         Other than the Program Patents, there are no Patents owned or controlled by Seller or its Affiliates as of the Effective Date and neither Seller nor any of its Affiliates has filed any Patents on or prior to the Effective Date that (i) contain any claims directed to inventions within Program Know-How or within the Know-How included in the Program IP or that otherwise claim or describe any Program Know-How or Know-How included in the Program IP, or (ii) are necessary for or would be infringed by the conduct of the Business or the Exploitation of the Program Materials as currently conducted by Seller and its Affiliates.

(f)         Neither Seller nor any of its Affiliates owns or controls or has filed any applications for any “Company Patent Rights” (as such term is defined in the Merck Agreement) as of the Effective Date or owns or controls or otherwise has any interest in any “Joint Patent Rights” (as such term is defined in the Merck Agreement).

(g)         To Seller’s knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Program IP or Program Know-How.

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(h)         To Seller’s knowledge, (i) Seller has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property of any other Person or engaged in unfair competition in each case in connection with the creation, discovery, acquisition, development, manufacture, use or other Exploitation of any Program IP, Program Know-How or Program Materials or the conduct of the Business, (ii) no Program IP, Program Know-How or Program Materials or method or process of manufacturing or use or other Exploitation thereof by Seller prior to the Closing Date infringes, violates, or makes unlawful use of any Intellectual Property of, or contains any Intellectual Property misappropriated from, any other Person, and (iii) there is no legitimate basis for a claim regarding the matters set forth in clauses (i) and (ii) of this Section 3.8(h). Seller has never received any written notice or other written communication relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property of another Person due to the operation of the Business.  Notwithstanding anything to the contrary, Section 3.8(g) and Section 3.8(h) constitutes the sole and exclusive representations or warranties in this Agreement relating to non-infringement of Intellectual Property rights.

(i)          Each director, officer, employee, consultant and independent contractor of Seller who has been involved in, or who contributed to, the creation or development of any Program IP has executed and delivered to Seller a valid and enforceable assignment of all rights, title and interests that such Person may have or may hereafter acquire in or to such Program IP and a valid and enforceable waiver of any and all moral rights that such Person may have therein.  No current or former director, officer, employee, consultant or independent contractor of Seller has any rights, title, licenses, claims, moral rights or interests, directly or indirectly, in whole or in part, in or with respect to any Program IP.

3.9        Contracts and Commitments.

(a)         Each Assigned Contract is valid and enforceable against Seller, and to the knowledge of Seller, against each other party thereto, except in each case, as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

(b)         Except as would not reasonably be expected to result individually or in the aggregate in a Material Adverse Effect, there exists no default or event of default with respect to Seller or, to Seller’s knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to become a default or event of default under any Assigned Contract or give any Person (i) the right to declare a default or exercise any remedy under any Assigned Contract, (ii) the right to accelerate the maturity or performance of any obligation of Seller under any Assigned Contract, or (iii) the right to cancel or terminate any Assigned Contract.  Seller has not received any written notice regarding any material violation of, material default under, or intention to cancel any Assigned Contract.

(c)         The Assigned Contracts constitute all of the Contracts necessary for the conduct of the Business as currently conducted, and Seller has made available to Purchaser true and complete copies of all Assigned Contracts.

(d)         Section 3.9(d) of the Seller Disclosure Schedule lists the consents to assign the Assigned Contracts to Purchaser and any and all other consents required to transfer, convey and assign the Transferred Assets to Purchaser free and clear of all Encumbrances (the “Required Consents”).  Except for the Required Consents, no consents, waivers or approvals are required to transfer and assign the Assigned Contracts or the other Transferred Assets to Purchaser, and no transfer of an Assigned Contract to Purchaser pursuant hereto will conflict with, or result in any violation of or default under (with or without notice or

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lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant thereto.

(e)         Merck has not exercised the [***] Research Option (as defined in the Merck Agreement) pursuant to Section 2.1.2 of the Merck Agreement and, other than the payment from Merck pursuant to Section 5.1.1 of the Merck Agreement, Seller has not received any payments of any kind from Merck under the Merck Agreement, and, as of the date of this Agreement, no other payments have accrued from Merck under the Merck Agreement.

3.10      Compliance with Laws.  Seller has complied in all material respects with, and is not in violation of, any applicable Laws with respect to the conduct of the Business or the ownership or operation of the Transferred Assets.  No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a material violation by Seller of, or a failure on the part of Seller to comply with, any applicable Laws. Seller has not received any notice from any Governmental Authority or other Person alleging that the Business is in violation of any applicable Law or Order, except for violations that have been cured or are no longer being asserted. Seller has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Authority (a) pursuant to which Seller currently operates or holds any interest in any of the Transferred Assets or (b) that is required for the operation of the Business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Business Authorizations”), and all of the Business Authorizations are in full force and effect. Seller has materially complied with all of the terms of the Business Authorizations and Seller has not received any written notice or other written communication from any Governmental Authority regarding (i) any actual or possible violation of any Business Authorization or any failure to comply with any term or requirement of any Business Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Business Authorization.  None of the Business Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Transactions.

3.11      [Intentionally Omitted].

3.12      [Intentionally Omitted].

3.13      Disclosure. No representation or warranty by Seller in this Agreement and no information or materials provided by Seller to Purchaser in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby contains any untrue statement of a material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.14      Brokers and Finders.  Seller is not a party to, nor in any way obligated to make any payment relating to, or have any Liability in respect of, any contract, commitment, undertaking or understanding in connection with the origin, negotiation, execution or performance of this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

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4.1        Organization; Authority; Binding Obligation.  Purchaser is a corporation duly and validly organized and existing under the laws of Washington.  The execution and performance of this Agreement and all acts which may be necessary or appropriate to consummate the Transactions have been authorized by company actions necessary to be taken for the approval of this Agreement and the Transactions.  This Agreement has been properly executed by Purchaser and it is legally valid and binding upon Purchaser, is enforceable against Purchaser according to its terms except as such enforceability may be limited by principles of public policy and applicable bankruptcy, insolvency, moratorium or other laws affecting the rights of creditors generally and by general principles of equity.

4.2        No Conflict.  The execution and delivery of this Agreement and the consummation of the Transactions do not conflict with or result in any violation of any term or condition of, or constitute a default under, (a) the organizational documents of Purchaser or (b) any requirement of Law or of any Governmental Authority.

4.3        Sufficient Funds.  Purchaser has, and will have at Closing or an applicable payment date, as applicable, sufficient unencumbered funds to meet its obligations hereunder.

4.4        Legal Proceedings.  No action or proceeding has been instituted or, to the best of Purchaser’s knowledge, threatened before any court or Governmental Agency to restrain or prohibit, or to obtain Losses in respect of, or which is related to or arises out of, this Agreement or the Transactions

4.5        Brokers and Finders.  Purchaser is not a party to, nor in any way obligated to make any payment relating to, or has any Liability in respect of, any contract, commitment, undertaking or understanding in connection with the origin, negotiation, execution or performance of this Agreement.

ARTICLE 5

COVENANTS

5.1        Access.  During the period from the date of this Agreement through the Closing Date (the “Pre-Closing Period”), Seller will, after receiving reasonable advance notice from Purchaser, give Purchaser reasonable access (during normal business hours) to Seller’s books and records relating primarily to the Transferred Assets, and will provide Purchaser with such information regarding the Transferred Assets as Purchaser may reasonably request, for the sole purposes of enabling Purchaser (a) to further investigate, at Purchaser’s sole expense, the Transferred Assets; and (b) to verify the accuracy of the representations and warranties set forth in Section 3;  provided, however, that such access shall not interfere with the normal business and operations of the Business or Seller.

5.2        Ordinary Course.  Except as explicitly permitted by this Agreement or as otherwise approved by Purchaser in writing in advance, during the Pre-Closing Period:

(i)          Seller will (A) operate the Business in the ordinary course and consistent with past practices; and (B) use reasonable efforts to maintain good relations with the parties to the Assigned Contracts.

(ii)         Seller will not (A) sell, license, transfer, assign, license, dispose of or create any Encumbrances in the Transferred Assets, or enter into any agreement or undertake any new obligation with any Person with respect to the Transferred Assets; or (B) terminate or amend any of the Assigned Contracts.

5.3        Required Consents.  As soon as practicable following the execution date of this Agreement, Seller shall use reasonable efforts to obtain all Required Consents.

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5.4        Prosecution and Maintenance of Program Patents.  Until the Closing, Seller shall use commercially reasonable efforts at its own expense to prosecute the Program Patents and defend any challenge or opposition relating thereto.  Until the Closing, Seller shall inform Purchaser immediately in the event of any challenge or opposition to the Program Patents, which challenge or opposition shall be considered a Material Adverse Effect.

5.5        Notification of Certain Matters. During the Pre-Closing Period, promptly after obtaining knowledge thereof, Seller shall notify Purchaser of (i) the occurrence or non-occurrence of any fact or event which causes or would be reasonably likely to cause (A) any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate or (B) any covenant, condition or agreement of Seller in this Agreement not to be complied with or satisfied in full, and (ii) any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided,  however, that no such notification shall affect the representations or warranties of Seller or Purchaser’s right to rely thereon, or the conditions to the obligations of Purchaser except as provided in this Section 5.5.  Seller shall give prompt notice in writing to Purchaser of any notice or other communication from any Person alleging that the Consent of such Person is or may be required to be obtained by Seller in connection with the Transactions.

5.6        Tax Matters.  Seller and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund with respect to the Business or the Transferred Assets, in determining liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes with respect to the Business or the Transferred Assets. Seller shall (i) continue to file all Tax Returns within the time period for filing, and such Tax Returns shall be true, correct and complete in all material respects, and (ii) pay when due any and all Taxes attributable to or levied or imposed upon the Transferred Assets for periods (or portions thereof) through and including the date of the Closing Date whether or not such payment is required to be paid after the Closing Date.

5.7        Delivery.  Within thirty (30) days following the Closing, Seller shall complete delivery to Purchaser of all Transferred Assets, including, without limitation, physical delivery of (a) all Program Materials and other Transferred Assets that are tangible assets in Seller’s and/or its Affiliates’ possession or control and (b) copies or other reproductions in writing or electronic format of all Books and Records and all written (including electronic) records of Program Know-How, including written (including electronic) records of “Company Know-How” as defined in the Merck Agreement.

5.8        Restrictive Covenants.

(a)         In order to protect the value of the Business, for a period of seven (7) years after the Closing Date (the “Restricted Period”), Seller shall not, and shall cause its Affiliates not to, directly or indirectly, either for itself or for or on behalf of any other Person, engage in the research, development, commercialization or other Exploitation of any [***] (the “Excluded Field”).  For the avoidance of doubt, the Excluded Field includes the “Field” as defined in the Merck Agreement. Notwithstanding the foregoing: (i) the reference to Affiliates in the foregoing of this Section 5.8(a) does not include (and Section 5.8(a) shall not apply to) any of the Acquirer Entities; and (ii) nothing herein shall prohibit Seller from (A) performing any services for Purchaser; or (B) licensing or providing Intellectual Property or Know-How or performing services (e.g. gene-editing, gene synthesis, offering Archetype™), in each case, not specifically directed to the Excluded Field even if the licensee or recipient of such Intellectual Property, Know-How or services uses such to engage in activities in the Excluded Field; or (C) any of the Other Phage Activities (whether alone or with any third party) (collectively, the “Permitted Activities”).

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(b)         For a period of three (3) years after the Closing Date, Seller shall not directly or indirectly through another Person, solicit for employment or induce or attempt to induce or encourage the Key Employee to leave the employ or service of Purchaser or any of its Affiliates or in any way interfere with the employment relationship between Purchaser or any of its Affiliates and the Key Employee; provided, however, that general advertising over the Internet, in print media or other mass media shall not be deemed to be a solicitation or inducement of or interference with respect to the Key Employee in violation of this sentence so long as such general advertising is not targeted or directed at the Key Employee.  Seller and its Affiliates shall not hire or enter into a consulting relationship with or otherwise employ or engage the Key Employee in any capacity that induces the Key Employee to leave the employ or service of Purchaser or any of its Affiliates at any time during the three (3) year period after the Closing Date.

(c)         For purposes of this Agreement, “Confidential Information” shall mean all information (whether or not in written or electronic form and whether or not expressly designated as confidential) exclusively relating to the Business and the Transferred Assets. At all times (including after the Restricted Period), Seller shall safeguard and hold all Confidential Information in strict confidence, and shall not, directly or indirectly in any capacity communicate, reveal, report, publish, disclose or transfer any Confidential Information to any Person (other than Purchaser or its Affiliates) or use any Confidential Information in any manner or for the benefit of any Person (other than Purchaser or its Affiliates).  Notwithstanding the foregoing, Seller may disclose Confidential Information: (i) with Purchaser’s prior written consent or following Purchaser’s public disclosure of such Confidential Information; (ii) to a financial advisor or accountant who is subject to an obligation of confidence, solely for the purpose of obtaining advice or services from such Person pertaining to Seller’s Tax Returns or other Tax obligations; or (iii) to the extent the disclosure is required by a valid order of a court or other Governmental Authority having jurisdiction, provided that Seller gives prior written notice to Purchaser of such required disclosure, uses reasonable efforts to obtain (or assist Purchaser in obtaining) a protective order preventing or limiting the disclosure, and discloses only so much of the Confidential Information as is required by such order.  Any copy or reproduction of any Confidential Information relating directly or indirectly to the Business or the Transferred Assets shall, after the Closing, be the property of Purchaser and shall be delivered to Purchaser by Seller pursuant to Section 5.7.  Seller shall not make copies or otherwise reproduce Confidential Information in any form except with Purchaser’s prior written consent, and shall deliver to Purchaser or destroy any and all such copies and reproductions upon Purchaser’s request.

(d)         Seller acknowledges that Purchaser has invested and will invest substantial time and money to acquire the Transferred Assets and to develop the Business, and the covenants set forth in Sections 5.8(a), (b), and (c) are a material part of the agreement between the Parties, are an integral part of the obligations of Seller hereunder, are supported by good and adequate consideration, and are reasonable and necessary to protect the legitimate business interests of Purchaser, and Purchaser would not consummate the Transactions unless the covenants set forth in Sections 5.8(a), (b) and (c) were in full force and effect and constituted a binding and enforceable contract of Seller.  Seller further acknowledges that the duration and geographic territory contained in Section 5.8(a) are reasonable in all respects and necessary to protect the goodwill of the Business and that, without such protection, Purchaser’s or any of its Affiliates’ competitive advantage would be adversely affected.  Notwithstanding any other provision of this Agreement (including Section 9.13), the Parties agree that: (i) the covenants in Sections 5.8(a), (b), and (c) are severable and separate, and the unenforceability of any specific covenant will not affect the continuing validity and enforceability of any other covenant; and (ii) in the event any court of competent jurisdiction determines that any of the scope, time or territorial restrictions set forth in Section 5.8(a), (b), or (c) are unreasonable and therefore unenforceable, then the Parties agree that such provision will be enforced to the fullest extent that the court deems reasonable and this Agreement will thereby be reformed.

(e)         Seller acknowledges that a breach or threatened breach of any of the provisions in this Section 5.8 would give rise to irreparable harm to Purchaser, for which monetary damages would not

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be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such provisions, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance or any other equitable relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

5.9        Further Actions; NIH Grant Assistance.

(a)         The Parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, including the timely assignment, conveyance or other Transfer of the Transferred Assets to Purchaser and the consolidation, vesting and recordation of the full ownership thereof.  The Parties shall (i) furnish upon request to each other such further information, (ii) execute and deliver to each other such other documents, and (iii) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement; provided,  however, that none of the above undertakings shall require the payment of expenses by Purchaser or otherwise materially increase the obligations of Purchaser or Seller beyond those expressly set forth in this Agreement.

(b)         The Parties acknowledge that the NIAID R21/R33 Award granted to Seller (the “NIH Grant”) will not be assigned by Seller to Purchaser hereunder.  Upon Purchaser’s request before and after Closing, and at Purchaser’s reasonable expense, Seller shall provide such assistance and take such steps as are reasonably requested by Purchaser with respect to transfer of the NIH Grant to Purchaser, including enabling the Key Employee to initiate the process and petition for the transfer of the NIH Grant prior to the Closing while the Key Employee is still employed by Seller.

(c)         Without limiting the above, during the thirty (30) day period following Closing (the “Post-Closing Period”), Seller shall use commercially reasonable efforts to facilitate the ongoing work and wind-down of activities under the Merck Agreement and the transition from Seller to Purchaser of all activities under the Merck Agreement, including, without limitation, by allowing the Designated Personnel (as defined below) to conduct the Research Program (as defined in the Merck Agreement) and maintaining and committing the same resources, equipment, facilities (including laboratory) at Seller as Seller maintained and committed to conduct the Research Program prior to Closing (subject to a reasonable wind-down to transition the Research Program to Purchaser) and by providing the Key Employee with access to such resources, equipment and facilities (including laboratory) at Seller and reasonable assistance from such personnel at Seller in order for the Key Employee, on behalf of Purchaser, to carry out and transition to Purchaser the Research Program and other activities under the Merck Agreement.  Seller agrees that any and all Know-How that is first generated, conceived, developed, discovered, reduced to practice or otherwise made by Designated Personnel in the course of conducting the Research Program or other activities under the Merck Agreement during the Post-Closing Period and all Intellectual Property therein and thereto (collectively, “Merck Program IP”) shall be owned by Purchaser.  “Designated Personnel” shall mean Key Employee, Yvette Del Rosario, Lisa Kieweg-Thompson and Paula Patterson, who shall be the only individuals conducting research and development activities for the Research Program during the Post-Closing Period. Seller hereby irrevocably and unconditionally assigns to Purchaser all right, title and interest worldwide in and to all Merck Program IP. At Purchaser’s request and reasonable expense, Seller shall execute and deliver assignments of Merck Program IP to Purchaser or its designee and shall execute other papers and otherwise assist Purchaser as reasonably requested by Purchaser (including, without limitation, executing documents for prosecuting Patents) to apply for, obtain, perfect, maintain and enforce Purchaser’s right, title and interest in Merck Program IP.  Seller also shall require that any Designated Personnel who conducts the Research Program or other activities under the Merck Agreement for or on behalf of Seller during the Post-Closing Period shall be under an obligation to assign, and shall assign, to Seller any and all Merck Program IP made by such Person.

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ARTICLE 6

CONDITIONS OF CLOSING

6.1        Conditions to Purchaser’s Performance.  The obligations of Purchaser under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions; provided,  however, that Purchaser may at its option waive in writing prior to or at Closing the performance of any of the conditions imposed hereunder:

(a)         Seller’s representations and warranties set forth in Article 3 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to “materiality” or “Material Adverse Effect,” which representations and warranties as so qualified shall be true and correct in all respects) as of the Closing Date as if made on and as of the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties will be accurate as of such specific date or dates);

(b)         Seller shall have performed in all material respects all obligations required by this Agreement to be performed by Seller on or before the Closing Date;

(c)         All filings with and other Consents of any Governmental Authority required to be made or obtained in connection with the Transactions and set forth on Schedule 3.5 of the Seller Disclosure Schedule shall have been made or obtained and shall be in full force and effect;

(d)         No injunction or other Order preventing the consummation of the Transactions shall have been issued since the date of this Agreement by any court of competent jurisdiction and shall remain in effect and no action shall have been commenced seeking such a result; and no Law that makes consummation of the transactions contemplated by this Agreement illegal shall have been enacted or adopted since the date of this Agreement and shall remain in effect;

(e)         There shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in a Material Adverse Effect on the Transferred Assets or the Business;

(f)         Seller shall have executed and delivered to Purchaser the Bill of Sale in the form attached hereto as Exhibit C;

(g)         The Key Employee shall have executed and delivered to Purchaser the Key Employee Employment Agreement, which has not been terminated or revoked;

(h)         Seller shall have delivered to Purchaser the original FIRPTA Certificate;

(i)          Seller shall have executed and delivered to Purchaser the Patent Assignment Agreement in the form attached hereto as Exhibit D; and

(j)         Seller shall have obtained all Required Consents set forth on Schedule 2.2(d) and no such Consents shall have been withdrawn, cancelled or revoked.

6.2        Conditions to Seller’s Performance.  The obligations of Seller under this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions; provided,  however, that Seller may at its option waive in writing prior to or at Closing the performance of any conditions imposed hereunder:

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(a)         Purchaser’s representations and warranties set forth in Article 4 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to “materiality” or “Material Adverse Effect,” which representations and warranties as so qualified shall be true and correct in all respects) as of the Closing Date as if made on and as of the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties will be accurate as of such specific date or dates);

(b)         Purchaser shall have performed all obligations required by this Agreement to be performed by Purchaser on or before the Closing Date;

(c)         All filings with and other Consents of any Governmental Authority required to be made or obtained in connection with the Transactions shall have been made or obtained and shall be in full force and effect; and

(d)         No injunction or other Order preventing the consummation of the Transactions shall have been issued since the date of this Agreement by any court of competent jurisdiction and shall remain in effect and no action shall have been commenced seeking such a result; and no Law that makes consummation of the transactions contemplated by this Agreement illegal shall have been enacted or adopted since the date of this Agreement and shall remain in effect.

ARTICLE 7

TERMINATION

7.1        Termination.

(a)         This Agreement may be terminated before the Closing:

(i)          by mutual written consent of Seller and Purchaser;

(ii)         by either Seller or Purchaser by written notice to the other if the Closing has not occurred on or before March 31, 2018;  provided,  however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party whose breach of any representation, warranty, covenant, or agreement under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(iii)       by either Seller or Purchaser if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting any of the Transactions; or

(iv)        by either Party if the other Party (the “Breaching Party”) materially breaches any covenant or obligations of the Breaching Party which breach has not been cured within 10 days after delivery of notice of such breach to the Breaching Party by the non-breaching Party.

(b)         This Agreement may be terminated by Purchaser before Closing or thereafter on or before the date that is thirty (30) days after the third anniversary of the Closing Date if the Merck Agreement is terminated pursuant to Section 8.2 of the Merck Agreement at any time within three (3) years after the Closing Date.

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7.2        Termination Procedures.  If either Party wishes to terminate this Agreement pursuant to Section 7.1, such Party will deliver to the other Party a written notice stating that such Party is terminating this Agreement and setting forth a brief statement of the basis on which such Party is terminating this Agreement.

7.3        Effect of Termination.

(a)         Upon the termination of this Agreement pursuant to Article 7: (i) no Party will have any obligation or other Liability to the other Party, except that (A) the Parties will remain bound by the provisions of Article 8, and (B) the termination of this Agreement shall not relieve either Party from any Liability for any breach of any covenant or agreement in this Agreement prior to such termination; and (ii) the license set forth in Section 1.8 shall terminate.  For clarity, Section 1.5 and Section 5.8 shall terminate upon termination of this Agreement.

(b)         Notwithstanding the foregoing, if Purchaser terminates this Agreement pursuant to Section 7.1(b), (i) Purchaser shall transfer, convey and assign back, pursuant to a mutually agreeable form of assignment, to Seller all Transferred Assets, including the Assigned Contracts, together with all Assumed Liabilities (mutatis mutandis) (provided, however, that Purchaser shall remain liable for any Assumed Liabilities arising under the Assigned Contracts after the Closing Date and prior to such re-assignment arising from any breach, default, violation or failure to perform by Purchaser or any of its Affiliates of any provision under any Assigned Contract after the Closing Date but on or before the date of such re-assignment or any events or circumstances occurring after the Closing Date but on or before the date of such re-assignment which with notice or lapse of time, would constitute or result in a breach by Purchaser of any Assigned Contract) and (ii) if and to the extent Purchaser owns or controls any Purchaser Transferred Assets IP at the time Purchaser terminates this Agreement pursuant to Section 7.1(b) (the “Termination Date”), Purchaser shall (A) transfer, convey and assign to Seller such Purchaser Transferred Assets IP that is owned or otherwise controlled (with the right to transfer) by Purchaser and/or its Affiliates and used exclusively in the Business as conducted by Purchaser and its Affiliates as of or any time prior to the Termination Date and (B) grant to Seller a perpetual, irrevocable, transferrable, royalty-free, fully paid-up, sublicensable through multiple tiers, worldwide, license under such other Purchaser Transferred Assets IP as existing at the Termination Date and necessary for the operation of the Business as conducted by Purchaser and its Affiliates as of or any time prior to the Termination Date, solely to operate the Business and Exploit Program Materials, which license shall be exclusive in the Excluded Field and otherwise non-exclusive; provided,  however, that Seller shall have no obligation to assume any liabilities of Purchaser with respect to Purchaser Transferred Assets IP. All of such Transferred Assets and the Purchaser Transferred Assets IP that is transferred to Seller pursuant to clause (A) above shall become the confidential information of Seller in the same manner with Purchaser being bound to such information in the same manner as Seller is bound with respect to Confidential Information.  For the avoidance of doubt, Purchaser Transferred Assets IP shall not include any Know-How or other Intellectual Property developed, owned or controlled by Purchaser and/or its Affiliates (1) prior to the Closing Date or (2) at any time after the Closing Date independent of the Transferred Assets or the license in Section 1.8 (i.e., other than exclusively from the use of the Transferred Assets or exercise of the license in Section 1.8), including such prior-existing and/or independently developed Intellectual Property related to the discovery, research, process development and/or manufacturing of bacteriophage and including any Patents claiming or covering, in whole or in part, any such prior-existing and/or independently developed Intellectual Property (collectively, “Purchaser Background IP”), and Seller shall have no rights, interests or licenses in or to, and Purchaser grants no license (by implication or otherwise) to Seller under, any Purchaser Background IP. Without limiting the foregoing, Purchaser Background IP includes, without limitation, all scientific and technical information and other Know-How and material, including but not limited to the isolation, phenotypic and genotypic characterization, evolution, modification, fermentation, purification, formulation, phage cocktails and construction thereof, and the bacterial and phage libraries for the following five (5) phage

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programs: Klebsiella pneumoniae,  Acinetobacter baumannii,  Streptococcus mutans,  Escherichia coli, and Pseudomonas aeruginosa (but not any Transferred Assets or any Program Know-How relating to Pseudomonas aeruginosa), and any Patents that cover or claim the foregoing in whole or in part, and  Seller acknowledges and agrees that Purchaser is and shall remain the sole and exclusive owner of all right, title, and interest in and to all Purchaser Background IP.

ARTICLE 8

SURVIVAL; INDEMNIFICATION

8.1        Survival.  All representations and warranties in Articles 3 and 4 of this Agreement shall survive the Closing and expire on the date that is twelve (12) months after the Closing Date (the “General Indemnity Termination Date”), except that the representations and warranties of Seller contained in (i) Sections 3.3 (Sufficiency of Assets) and 3.8 (Intellectual Property) (together, the “IP Assets Representations”) shall survive the Closing and expire on the date that is three (3) years after the Closing Date, (ii) Sections 3.1 (Organization; Authority; Binding Obligation), 3.2 (Title to Transferred Assets),  3.13 (Disclosure) and 3.14 (Brokers and Finders) shall survive the Closing and expire on the date that is six (6) years after the Closing Date and (iii) Section 3.7 (Tax Matters) shall survive the Closing and expire on the date that is sixty (60) days after the expiration of the maximum statute of limitations applicable to such matters (such dates in clauses (i), (ii) and (iii) together with the General Indemnity Termination Date, as applied to the applicable representation and warranty, an “Expiration Date,” and the representations and warranties of Seller contained in the Sections referenced in clauses (ii) and (iii), collectively, the “Fundamental Representations”). If Purchaser or Seller delivers to the other Party, before the applicable Expiration Date, either a Claim Notice or an Indemnification Demand based upon a breach of a representation or warranty in Article 3 or 4 of this Agreement, then the demand for indemnification set forth therein shall survive until, but only for purposes of, the resolution of the matter covered by such Claim Notice or Indemnification Demand. Each covenant and agreement in this Agreement shall survive the Closing without limitation as to time until fully performed in accordance with its terms, and any claims based on Fraud will survive the Closing indefinitely.

8.2        Indemnification by Seller.  Subject to the other provisions of this Article 8, Seller shall indemnify Purchaser, its Affiliates and their respective directors, officers, employees, agents, advisors, and representatives (the “Purchaser Indemnified Parties”) in respect of, and hold them harmless against, any Losses suffered by a Purchaser Indemnified Party as a result of (a) the breach by Seller of any representation or warranty of Seller contained in this Agreement, (b) the breach by Seller of any covenant or agreement of Seller contained in this Agreement, (c) any Excluded Liability, or (d) any willful breach or Fraud by Seller in connection with this Agreement or the Transactions.

8.3        Indemnification by Purchaser.  Subject to the other provisions of this Article 8, Purchaser shall indemnify Seller, its Affiliates and their respective directors, officers, employees, agents, advisors, and representatives (the “Seller Indemnified Parties”) in respect of, and hold them harmless against, any Losses suffered by a Seller Indemnified Party as a result of (a) the breach by Purchaser of any representation or warranty of Purchaser contained in this Agreement, (b) the breach by Purchaser of any covenant or agreement of Purchaser contained in this Agreement, (c) any failure on the part of Purchaser to perform and discharge the Assumed Liabilities on a timely basis, or (d) any Fraud by Purchaser in connection with this Agreement or the Transactions.

8.4        Indemnification Claims.

(a)         No claim for Losses pursuant to Section 8.2(a) or 8.3(a) shall be brought against an indemnifying Party after the applicable Expiration Date.

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(b)         In the event a Purchaser Indemnified Party becomes aware of a claim by a Third Party (including any action or proceeding commenced or threatened to be commenced by any Third Party) that such Purchaser Indemnified Party reasonably believes may result in a demand against Seller pursuant to Section 8.2, such Purchaser Indemnified Party shall promptly notify Seller in writing of such claim.  Likewise, in the event a Seller Indemnified Party becomes aware of a claim by a Third Party that such Seller Indemnified Party reasonably believes may result in a demand against Purchaser for indemnification pursuant to Section 8.3, such Seller Indemnified Party shall promptly notify Purchaser in writing of such claim.  For purposes of this Section 8.4, the Party giving any such notice (a “Claim Notice”) shall be deemed to be the  “Notifying Party,” and the Party receiving the Claim Notice shall be deemed to be the “Notified Party.”  The Claim Notice shall be accompanied by reasonable supporting documentation submitted by the Third Party making such claim and shall describe in reasonable detail (to the extent known by the Notifying Party) the facts constituting the basis for such claim and the amount of the claimed Losses; provided, however, that no delay or failure on the part of the Notifying Party in delivering a Claim Notice shall relieve the Notified Party from any liability hereunder except to the extent of any damage or liability caused by or arising out of such delay or failure.  Within twenty (20) days after receipt of any Claim Notice, the Notified Party may, upon written notice thereof to the Notifying Party, assume control of the defense of the claim referred to therein at the Notified Party’s sole cost and expense with counsel reasonably satisfactory to the Notifying Party.  If the Notified Party does not so assume control of the defense of such claim, the Notifying Party shall control the defense of such claim at the sole cost and expense of the Notified Party.  The Party not controlling the defense of such claim (the “Non-controlling Party”) may participate therein at its own expense; provided,  however, that if the Notified Party assumes control of the defense of such claim and the Notified Party and the Notifying Party have materially conflicting interests or different defenses available with respect to such claim which cause the Notifying Party to hire its own separate counsel with respect to such claim, the reasonable fees and expenses of counsel to the Notifying Party shall be considered “Losses” for purposes of this Agreement (subject to the proviso in the definition thereof).  The Party controlling the defense of such claim (the “Controlling Party”) shall keep the Non-controlling Party reasonably advised of the status of such claim and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto.  The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such claim (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such claim.  Neither the Notified Party nor the Notifying Party shall agree to any settlement of, or the entry of any judgment arising from, any such claim without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed; provided, however, that the consent of the Notifying Party shall not be required with respect to any such settlement or judgment if the Notified Party agrees in writing to pay or cause to be paid all amounts payable pursuant to such settlement or judgment (subject to the other limitations in this Article 8), including all monetary obligations of the Notifying Party, and such settlement or judgment neither includes nor creates any non-monetary obligations of the Notifying Party.

(c)         Except as otherwise provided in Section 8.4(b) with respect to Third Party claims for which notice has previously been provided, in order to seek indemnification under this Article 8, a Person entitled to indemnification under Section 8.2 or Section 8.3 (an “Indemnified Party”) shall deliver a written demand (an “Indemnification Demand”) to Seller (in the case of an Indemnification Demand from a Purchaser Indemnified Party) or Purchaser (in the case of an Indemnification Demand from a Seller Indemnified Party) which contains (i) a description and the amount (the “Asserted Damages Amount”) of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article 8 for such Losses and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Losses.

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(d)         Within twenty (20) days after delivery of an Indemnification Demand to Seller or Purchaser (as the case may be), such Party shall deliver to the other Party a written response (the “Response”) in which the Party providing the Response shall: (i) agree that the Indemnified Party is entitled to receive all of the Asserted Damages Amount (in which case the Response shall be accompanied by a payment to the Indemnified Party of the full Asserted Damages Amount, by check or wire transfer; (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Asserted Damages Amount (such portion, the “Agreed Portion”) (in which case the Response shall be accompanied by a payment to the Indemnified Party of the Agreed Portion, by check or by wire transfer); or (iii) dispute that the Indemnified Party is entitled to receive any of the Asserted Damages Amount.

(e)         In the event that the Party providing a Response pursuant to Section 8.4(d) shall (i) dispute that the Indemnified Party is entitled to receive any of the Asserted Damages Amount, or (ii) agree that the Indemnified Party is entitled to only the Agreed Portion of the Asserted Damages Amount, Purchaser and Seller shall attempt in good faith to agree upon the rights of the respective Party with respect to each of the indemnification claims that comprise the Asserted Damages Amount (or the portion of the Asserted Damages Amount not comprising the Agreed Portion).  If Purchaser and Seller should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties.  If no such agreement can be reached after good faith negotiation within 60 days after delivery of a Response, either Purchaser or Seller may demand arbitration of any matter set forth in the applicable Indemnification Demand.  The matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Purchaser and Seller.  In the event that, within 30 days after submission of any dispute to arbitration, Purchaser and Seller cannot mutually agree on one arbitrator, then the Parties shall arrange for the American Arbitration Association to designate a single arbitrator in accordance with the rules of the American Arbitration Association.

(f)         Any such arbitration shall be held in Los Angeles County, California, under the rules and procedures then in effect of the American Arbitration Association.  The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each Party, the fees of the arbitrator and the administrative fee of the American Arbitration Association.  The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing Purchaser and Seller an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing Party about the subject matter of the dispute.  The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The decision of the arbitrator as to the validity and amount of any indemnification claim in such Indemnification Demand shall be final, binding and conclusive upon the Parties.  Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator.  All payments required by the arbitrator shall be made within 30 days after the decision of the arbitrator is rendered.  Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

8.5        Limitations.  Except for Losses based on Fraud or willful breach, the maximum aggregate amount of Losses for which Seller shall be liable (a) under Section 8.2(a) for breach of (i) any Fundamental Representations shall be limited in the aggregate to the Purchase Price actually paid to Seller, (ii) any IP Assets Representations shall be limited in the aggregate to  the Purchase Price actually paid to Seller up to $8,000,000,, and (iii) any representation or warranty of Seller other than breach of any Fundamental Representations or the IP Assets Representations shall be limited in the aggregate to an amount equal to [***]% of the Purchase Price actually paid to Seller, and (b) under Section 8.2(b) for breach of any covenant shall be limited in the aggregate to the Purchase Price actually paid to Seller.  For purposes of this Section

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8.5, the amount of the Purchase Price actually paid to Seller shall be determined as the amount of the Purchase Price that becomes due and payable to Seller pursuant to Section 1.5(a) hereof and is either received by Seller or validly set-off pursuant to a right of set-off of Purchaser arising from Section 8.6 hereof and shall not be limited by the amount of the Purchase Price actually received by Seller at the time such claim is made.

8.6        Set Off.  Purchaser shall have the right to withhold and deduct any Losses for which any Purchaser Indemnified Party is entitled to indemnification under this Agreement after application in full of the provisions of Section 8.4 (subject to Section 8.5 hereof) from any payments, including for the avoidance of doubt any Share Payment, that may be owed to Seller pursuant to Section 1.5 (a “Set Off”).  For purposes of clarity, Purchaser shall not have to right to a Set Off with respect to any amount that is subject to ongoing dispute pursuant to Section 8.4(e). Neither the exercise nor the failure to exercise a Set-Off will constitute an election of remedies or limit the Purchaser Indemnified Party in any manner in the enforcement of any other remedies that may be available to it under this Agreement.

ARTICLE 9

MISCELLANEOUS

9.1        Entirety of Agreement.  This Agreement (including the Schedules and Exhibits hereto), state the entire agreement of the Parties, merge all prior negotiations, agreements and understandings, if any, and state in full all representations, warranties, covenants and agreements which have induced this Agreement.  Each Party agrees that in dealing with third parties no contrary representations will be made.

9.2        Notices.  All notices, demands and communications of any kind which a Party hereto may be required or desire to serve upon the other Party under the terms of this Agreement shall be in writing and shall be given by:  (a) personal service upon such other Party; (b) mailing a copy thereof by certified or registered mail, postage prepaid, with return receipt requested; (c) sending a copy thereof by Federal Express or equivalent courier service; or (d) sending a copy thereof by facsimile or confirmed email, in each case to the other Party at its address, facsimile number or email address set forth on the signature pages hereto.  In case of service by Federal Express or equivalent courier service, facsimile or email transmission, or personal service, such service shall be deemed complete upon delivery or transmission, as applicable.  In the case of service by mail, such service shall be deemed complete on the fifth (5th) Business Day after mailing.  The addresses and facsimile numbers to which, and persons to whose attention, notices and demands shall be delivered or sent may be changed from time to time by notice served as hereinabove provided by any party upon any other party.

9.3        Amendment.  This Agreement may be modified or amended only by an instrument in writing, duly executed by both Parties.

9.4        Waiver.  No waiver by any Party of any term, provision, condition, covenant, agreement, representation or warranty contained in this Agreement (or any breach thereof) shall be effective unless it is in writing executed by the Party against which such waiver is to be enforced.  No waiver shall be deemed or construed as a further or continuing waiver of any such term, provision, condition, covenant, agreement, representation or warranty (or breach thereof) on any other occasion or as a waiver of any other term, provision, condition, covenant, agreement, representation or warranty (or of the breach of any other term, provision, condition, covenant, agreement, representation or warranty) contained in this Agreement on the same or any other occasion.

9.5        Counterparts; Facsimile.  For the convenience of the Parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original and all such

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counterparts together shall constitute one and the same instrument.  Facsimile or electronic (i.e., PDF) transmission of any signed original counterpart shall be deemed the same as the delivery of an original.

9.6        Assignment; Binding Nature; No Beneficiaries.  Purchaser may freely assign any or all of its rights under this Agreement, in whole or in part, to any other Person without obtaining the consent or approval of Seller and, after the Closing, Seller may freely assign any or all of its rights under this Agreement, in whole or in part, to any other Person, with written notice to Purchaser but without obtaining the consent or approval of Purchaser.  For the avoidance of doubt, neither Purchaser nor Seller shall be permitted to assign or transfer or delegate any of its obligations under this Agreement without the other Party’s prior written consent, and any such assignment or delegation without the other Party’s prior written consent shall be null and void.  This Agreement shall inure to the benefit of Seller and Purchaser, the Purchaser Indemnified Parties, the Seller Indemnified Parties and the respective successors and assigns (if any) of the foregoing.

9.7        Time of the Essence.  Time is of the essence of this Agreement.

9.8        Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.9        Fees and Expenses.  Subject to Article 8, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.

9.10      Attorneys’ Fees.  Subject to Article 8, if any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party to this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

9.11      Negotiated Agreement.  Purchaser and Seller acknowledge that they have been advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agree that if an ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any party because such party or its representatives drafted such provision.

9.12      Public Announcements.  Neither Seller nor, prior to the Closing Date, Purchaser shall issue any press release or make any other public announcement concerning the Business, this Agreement or the transactions contemplated hereby (including, without limitation, any announcements relating to the direction of or Purchaser’s plans for the Business) without the prior written approval of the other Party.

9.13      Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

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9.14      WAIVER OF JURY TRIAL.  PURCHASER AND SELLER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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CONFIDENTIAL

EXECUTION VERSION

The Parties hereto have duly executed and delivered this Asset Purchase Agreement as of the date first set forth above.

PURCHASER: C3J THERAPEUTICS, INC.

By:	/s/ Todd R. Patrick
Name: Todd R. Patrick
Title: President & CEO

Address:4503 Glencoe Avenue Marina del Rey, California 90292

Facsimile: 310.665.2963
Email: tpatrick@c3jtherapeutics.com

SELLER:

SYNTHETIC GENOMICS, INC.

By:	/s/ Oliver Fetzer
Name: Oliver Fetzer
Title: Chief Executive Officer

Address:11149 North Torrey Pines Road La Jolla, California 92037

Facsimile: 858.777.5452
Email: ofetzer@syntheticgenomics.com

SYNTHETIC GENOMICS VACCINES, INC.

By:	/s/ Oliver Fetzer
Name: Oliver Fetzer
Title: Chief Executive Officer

Address:11149 North Torrey Pines Road La Jolla, California 92037

Facsimile: 858.777.5452
Email: ofetzer@syntheticgenomics.com

ANNEX A

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings specified below:

“Acquisition” of an entity (a “Target Entity”) means a transaction or series of related transactions pursuant to which another entity (an “Acquirer”) directly or indirectly (a) obtains control of more than fifty percent (50%) of the voting securities of such Target Entity, or (b) succeeds to substantially all the assets and business of such Target Entity (whether via merger, sale of assets, or otherwise).

“Acquirer Entities” means (i) the Acquirer in any Acquisition of Seller or Seller Affiliate; and (ii) any Affiliates of such Acquirer (other than the entity acquired in the corresponding Acquisition and its controlled Affiliates).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities, participating profit interest, or other ownership interests of a Person.

“Books and Records” means all books, ledgers, files, reports, plans, records, manuals, documentation and other printed, written or electronic materials (or portions thereof), including, without limitation, books of account, invoices, correspondence, memoranda, scientific records and files (including laboratory notebooks, research records and invention disclosures), customer and supplier lists, databases, specifications, operating history information, draft and published manuscripts, market analyses, marketing reports, submissions and correspondence to and from regulatory authorities and inventory records (in all cases, in any form or medium) maintained or generated exclusively for the Business as currently conducted by Seller and its Affiliates and/or the Program Materials.

“Business Day” means Monday through Friday, excluding any such day on which banks are closed in the State of New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any consent, approval or waiver.

“Contract” means any written agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, warranty, deed, assignment, purchase order, work order, commitment, covenant, assurance or undertaking of any nature.

“controlled”, with respect to Intellectual Property or Know-How, means the ability to transfer ownership of such Intellectual Property or Know-How or grant a license or sublicense with respect thereto.

“Copyrights” means works of authorship, whether or not registered, and all pending applications for registration of the same.

“Encumbrance” shall mean any lien, pledge, hypothecation, mortgage, security interest, equity, trust, equitable interest, encroachment or Order.

“Exploit” (with correlative meaning for “Exploitation”) means to research, develop, design, test, modify, improve, manufacture, produce, use, sell, offer for sale, promote, lease, import, export, distribute, have made, used and sold, and make other dispositions (including transfer of title or possession), reproduce, market, distribute, license, sublicense, commercialize and otherwise utilize and exploit.

“Fraud” means any fraud, intentional misrepresentation or willful misconduct.

“GAAP” means United States generally accepted accounting principles and practices.

“Governmental Authority” means any national, federal, regional, state, provincial, local, or foreign or other governmental authority or instrumentality, legislative body, court, administrative agency, regulatory body, commission or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any other industry self-regulatory authority.

“Intellectual Property”  means all worldwide intellectual property rights including, without limitation, rights in and to any Patents, Marks, Copyrights and Know-How.

“Know-How” means any of the following intangible items, whether patentable or otherwise, and regardless of the form or medium: data, results, know-how, trade secrets, expertise, knowledge, practices, techniques, concepts, methodologies, methods, processes, protocols, designs, ideas, technology, inventions (whether or not reduced to practice), improvements, industrial designs and models, engineering drawings, discoveries, procedures, developments, databases, formulae,  specifications, formulations, assays, screens, software, algorithms, test data, analytical and quality control data and results or descriptions (including pharmacological, biological, chemical, biochemical, toxicological, pre-clinical and clinical test data), raw data, analyzed data and other confidential or proprietary information, including such information contained in lab notebooks, research records, technical information, market analyses, information contained in submissions to and information from regulatory authorities, and marketing and other reports.  Notwithstanding the foregoing, Know-How excludes Patents and any inventions claimed in Patents as of the Effective Date.

“knowledge” means the actual knowledge of each of Dr. Magda Barbu, Todd Peterson Ph.D., Anthony Artuso Ph.D., Rob Cutler, Margaret Dunbar, including in each case the knowledge that such person would have obtained after due inquiry in the reasonable conduct of his or her duties after familiarizing himself or herself with the terms and conditions of this Agreement and the Seller Disclosure Schedule. With respect to Intellectual Property, the “due inquiry in the reasonable conduct of his or her duties” does not require the Seller or any of the individuals named in the previous sentence to conduct, have conducted, obtain, or have obtained any freedom-to-operate opinions or similar opinions of counsel or any clearance searches, and no knowledge of any third-party Intellectual Property that would have been revealed by such inquiries, opinions, or searches will be imputed to the Seller or any such individual.

“Law”  means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” or “Liabilities” means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

“Loss” or “Losses” means any and all losses, costs, claims, damages (other than speculative or indirect damages or punitive or exemplary damages, in each case except to the extent such damages are paid or payable to a Third Party), Liabilities, Taxes, judgments, settlements, awards, demands, offsets, reasonable out-of-pocket costs, expenses and attorneys’ fees (including any such reasonable costs, expenses and attorneys’ fees incurred in enforcing an Indemnified Party’s right to indemnification against any indemnifying Party or with respect to any appeal) and penalties and interest, if any.

“Marks” means all (a) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, and (b) internet protocol addresses and networks, including internet domain names, e-mail addresses, world wide web and http addresses, network names, network addresses and services, including registrations of and applications for any of the foregoing.

“Material Adverse Effect” means any circumstance, development, effect, event, change, condition, occurrence or state of facts which (a) has been, or reasonably could be expected to be, material and adverse with respect to the condition (financial or otherwise), assets, properties, Liabilities, rights, results, operations or prospects of the Business as currently conducted or the Transferred Assets, or (b) materially impairs, or reasonably could be expected to materially impair, the ability of Seller to consummate the Transactions or to perform its obligations under this Agreement; provided, however, that the following shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse effect resulting directly or indirectly from general business or economic conditions; (b) any adverse effect resulting directly or indirectly from conditions generally affecting any industry or industry sector in which the Business as currently conducted operates or competes; (c) any adverse effect resulting directly or indirectly from the announcement, execution or delivery of this Agreement or the pendency or consummation of the Transactions; or (d) any adverse effect resulting directly or indirectly from any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof (except that the conditions in clauses (a) and (b) shall be taken into account to the extent they have adversely affected the Business to a greater degree than they have affected the business of other companies that conduct business in the same industry or sector as the Business.

“Order” means any writ, judgment, decree, injunction, award, assessment, decision, ruling or similar order of any Governmental Authority (in each such case whether preliminary or final).

“Patents” means any and all (a) issued patents, (b) patent applications, including all applications and filings made pursuant to the Patent Cooperation Treaty, provisional applications, substitutions, continuations, continuations-in-part, divisionals, converted provisionals, continued prosecution applications and renewals, and all letters of patent granted with respect to any of the foregoing, (c) patents of addition, restorations, extensions, supplementary protection certificates, registration or confirmation patents, utility models, petty patents and design patents, patents resulting from post-grant proceedings, inter partes reviews, oppositions and other existing or future post-issuance proceedings, and extensions revalidations, reissues, re-examinations and supplemental examinations, (d) inventor’s certificates and (e) other forms of government issued rights substantially similar to any of the foregoing.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental body or other entity.

“Program Know-How” means all Know-How owned or otherwise controlled  by Seller and/or its Affiliates as of the Effective Date and necessary for the operation of the Business as currently conducted by Seller and its Affiliates.  Notwithstanding the foregoing, Program Know-How excludes Archetype and any “shrink wrap” and similar generally available commercial licenses to third party software. For the avoidance of doubt, to the extent any “Company Know-How” and/or “Company Platform Improvements”

(as such terms are defined in the Merck Agreement) is or are not included in Program IP, the same shall be included in the Program Know-How.

“Program Patents” means the Patents set forth on Schedule 1.1(b)

“Purchase Price” means, collectively, the Share Payment, the Closing Consideration, the First Anniversary Payment, the Second Anniversary Payment and the Third Anniversary Payment.

“Purchaser Transferred Assets IP” means (a) any Know-How (excluding inventions claimed in Patents as of the Termination Date (as defined in Section 7.3(b)) specifically related to the Business or the Exploitation of the Program Materials, in each case, arising from Purchaser’s use of the Transferred Assets or exercise of the license in Section 1.8 following the Closing Date and (b) any Patents that both: (i) claim inventions within the Know-How described in clause (a); and (ii) are filed after the Termination Date, in each case, ((a) and (b)), excluding Purchaser Background IP (as defined in Section 7.3(b)).  Notwithstanding the foregoing, the Patents described in clause (b) exclude the claims of any Patents to the extent directed to inventions outside the Know-How described in clause (a) and the Patents described in clause (b) exclude Patents owned or controlled by (A) an Acquirer in any Acquisition of Purchaser or Purchaser Affiliate or (B) any Affiliates of such Acquirer (other than the entity acquired in the corresponding Acquisition and its controlled Affiliates), in either case, ((A) or (B)), prior to the date of such Acquisition (for clarity, the Patents described in clause (b) include any Patents claiming inventions within the Know-How described in clause (a) that are filed by such Acquirer or any Affiliates of such Acquirer after the date of such Acquisition and after the Termination Date).

“Tax” or “Taxes”  means any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, surtax, excise tax, transfer tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), documentary charges, recording fees, levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Authority, or (b) payable pursuant to any tax‑sharing agreement or similar contract.

“Tax Return”  means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Laws relating to any Tax.

“Third Party” means any Person other than Purchaser, Seller or their respective Affiliates.

“Transactions” mean (a) the execution and delivery of this Agreement and (b) all of the transactions contemplated by this Agreement, including: (i) the sale of the Transferred Assets by Seller to Purchaser in accordance with this Agreement; (ii) the assumption of the Assumed Liabilities by Purchaser; and (iii) the performance by Seller and Purchaser of their respective obligations under this Agreement, and the exercise by Seller and Purchaser of their respective rights under this Agreement.

“Unfiled Program Know-How Patents” means Patents (including, without limitation, any “Company Patent Rights” as defined in the Merck Agreement) owned or controlled by Seller or its Affiliates that both: (i) claim inventions within Program Know-How; and (ii) are filed after the Effective Date.  Notwithstanding the foregoing, Unfiled Program Know-How Patents exclude: (A) the claims of any Patents to the extent directed to inventions: (1) outside the Program Know-How; or (2) claimed or described in any

Patents filed on or prior to the Effective Date; and (B) Patents owned or controlled by any of the Acquirer Entities prior to the date of the corresponding Acquisition (for clarity, Unfiled Program Know-How Patents include any Patents claiming inventions within Program Know-How that are filed by any Acquirer Entity after the date of such Acquisition).

EXECUTION VERSION

AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of December 20, 2018 (the “Amendment Effective Date”) by and between C3J THERAPEUTICS, INC., a Washington corporation (“Purchaser”), and SYNTHETIC GENOMICS, INC., a Delaware corporation, and SYNTHETIC GENOMICS VACCINES, INC., a Delaware corporation (collectively, “Seller”). Purchaser and Seller may be referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Purchaser and Seller entered into that certain Asset Purchase Agreement dated as of February 14, 2018 (the “Agreement”);

WHEREAS, Purchaser and a Third Party have executed a non-binding term sheet pertaining to a potential reverse triangular merger involving Purchaser and such Third Party (the “Merger Transaction”);

WHEREAS, the Parties wish to amend the Agreement to modify the purchase price provisions thereof subject to the closing of the Merger Transaction.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.   All capitalized terms used in this Amendment and not otherwise defined herein shall have the same meaning as defined in the Agreement.

2.   ANNEX A to the Agreement (DEFINITIONS) is hereby amended to add the following definitions:

““Covered” means, with respect to a Product and any Program Patents, that, in the absence of ownership of or a license granted under such Program Patents, the manufacture, use, sale, offering for sale or importation of such Product would infringe an issued patent within such Program Patents or, as to a pending application within such Program Patents, the manufacture, use, sale, offering for sale or importation of such Product would infringe such pending application if it were to issue as a patent.”

““Product” means a synthetic bacteriophage product or engineered bacteriophage product that (a) is developed by or on behalf of Purchaser or its Affiliate utilizing bacteriophage from Program Materials that were owned or controlled by or in the possession of Seller and/or its Affiliates and included in the Transferred Assets as of the Closing Date, (b) is developed by or on behalf of a counterparty to an Assigned Contract pursuant to the terms of such Assigned Contract and either utilizes bacteriophage licensed, transferred or otherwise provided to such counterparty pursuant to such Assigned Contract prior to the

Closing Date or utilizes bacteriophage from Program Materials that were owned or controlled by or in the possession of Seller and/or its Affiliates and included in the Transferred Assets as of the Closing Date, or (c) is Covered by a Valid Claim.  For clarity, Product excludes any synthetic bacteriophage product or engineered bacteriophage product that is developed by or on behalf of Purchaser, its Affiliate or any counterparty to an Assigned Contract and that (i) utilizes any bacteriophage that (A) was not included in the Program Materials that comprised part of the Transferred Assets sold to Purchaser on the Closing Date or (B) was not licensed, transferred or otherwise provided to a counterparty to an Assigned Contract pursuant to such Assigned Contract prior to the Closing Date, or (ii) is not Covered by a Valid Claim (for example, excluding any such product that may be developed by such counterparty pursuant to an amendment to such Assigned Contract after the Closing Date).”

“Valid Claim” means with respect to the particular country within which the application was filed (a) a claim of an issued and unexpired patent within Program Patents in the relevant country which claim has not: (i) lapsed, been cancelled, permanently revoked or dedicated to the public; (ii) become abandoned; (iii) been held invalid or unenforceable by a court or government agency or other appropriate body of competent jurisdiction (within the US, including the USPTO or PTAB), which holding is unappealable or unappealed within the time allowed for appeal; or (iv) been disclaimed or admitted to be invalid or unenforceable through reissue, inter partes review, post grant review, reexamination, opposition, revocation, disclaimer or otherwise, or (b) a claim of a pending patent application within Program Patents in the relevant country which has not been cancelled, withdrawn, abandoned, finally rejected or expired; provided, that, notwithstanding the foregoing, a patent application pending in the relevant country for more than five (5) years will not be considered to have any Valid Claim for purposes of this Agreement unless and until any Program Patents in the relevant country that meets the criteria set forth in clause (a) above with respect to such application issues.”

3.   Section 1.5 of the Agreement (Purchase Price) is hereby deleted and replaced in its entirety with the following:

“In addition to the Assumed Liabilities, as consideration for the sale of the Transferred Assets to Purchaser:

(a) at the Closing, Purchaser paid to Seller, by wire transfer of immediately available funds in US Dollars, the sum of $1,000,000 (the “Closing Consideration”);

(b) Purchaser will pay to Seller, by wire transfer of immediately available funds in US Dollars, the following amounts on the following dates: (i) $1,000,000 on January 31, 2019; (ii) $1,000,000 on January 31, 2020; and (iii) $2,000,000 on January 31, 2021 (the payments pursuant this Section 1.5(b), collectively, the “Cash Payments”);

(c) Purchaser will pay to Seller the following milestone payments in accordance with the procedure set forth below in this Section 1.5(c) upon the achievement of the following milestone events by Purchaser or its Affiliate or a counterparty to an Assigned Contract with respect to each of the first three (3) Products, on a Product-by-Product basis: (i) $2,000,000 upon the first to occur of (x) dosing of the first human subject in the first Phase 3 clinical study in the U.S. of the first Product or (y) submission of a new drug approval application for the first Product to the regulatory authority with power to approve the use of such Product for therapeutic use in humans in any country; (ii) $5,000,000 upon dosing of the first human subject in the first Phase 3 clinical study in the U.S. of each of the second Product and the third Product; (iii) $7,500,000 upon the first to occur of (x) FDA approval of a BLA or NDA in the U.S. for the first Product or (y) EMA approval in Europe for the first Product; and (iv) with respect to each of the second Product and the third Product, $10,000,000 upon the first to occur of (x) FDA approval of a BLA or NDA in the U.S. for such Product or (y) EMA approval in Europe for such Product (the payments pursuant this Section 1.5(c), collectively, the “Milestone Payments”).  On a Product-by-Product basis, in the event that the applicable FDA approval milestone event set forth in clause (iii) or clause (iv) of this Section 1.5(c) is achieved but the Milestone Payment pursuant to clause (i) or clause (ii) of this Section 1.5(c) (as applicable) has not previously been paid with respect to such Product (e.g., if FDA approval is obtained without conducting a Phase 3 clinical study of such Product), then the Milestone Payment pursuant to clause (i) or clause (ii) of this Section 1.5(c), as applicable, shall become payable upon achievement of the applicable milestone event set forth in clause (iii) or clause (iv) of this Section 1.5(c) with respect to such Product. Purchaser shall notify Seller in writing within thirty (30) days of the achievement of each milestone event set forth in this Section 1.5(c). Following receipt of such written notice, Seller will promptly invoice Purchaser for the applicable Milestone Payment and Purchaser will pay such Milestone Payment to Seller, by wire transfer of immediately available funds in US Dollars, within thirty (30) days of receipt of such invoice.

(d)  Immediately prior to the closing of the Merger Transaction, Purchaser shall issue to Synthetic Genomics, Inc. that number of shares of Purchaser’s Common Stock (as evidenced and confirmed by Purchaser’s capitalization table provided on the date of such issuance) equal to 10% of Purchaser’s fully diluted capitalization (excluding options and restricted stock units) immediately prior to the closing of the Merger Transaction (such shares, the “Consideration Shares,” and the issuance of such shares, the “Share Payment”).  The Share Payment will be subject to Seller’s execution and delivery of a Common Stock Purchase Agreement substantially in the form attached hereto as Exhibit A (with the recitals thereof modified as appropriate) and in compliance with applicable securities laws. Prior to the Share Payment, Seller shall have no rights of a shareholder of Purchaser with respect to the Consideration Shares, including, without limitation, any dividend rights, voting rights, liquidation rights, preemptive rights or other equity right.

(e)  Seller shall provide Purchaser with its wire instructions at least two Business Days prior to a date on which Purchaser will pay Seller via a wire transfer of funds; provided, that if Seller does not provide Purchaser wire instructions within such two Business Day period, Purchaser shall be entitled to rely on the most recent wire instructions previously provided by Seller.”

The Parties acknowledge that Purchaser has paid the Closing Consideration and that Purchaser’s obligation under Section 1.5(a) of the Agreement has been satisfied in full.

4.   The last sentence of Section 8.5 of the Agreement (Limitations) is hereby deleted and replaced in its entirety with the following:

“For purposes of this Section 8.5, the amount of the Purchase Price actually paid to Seller shall be determined as the amount of the Purchase Price that becomes due and payable to Seller pursuant to Section 1.5 (subsections (a) through (e) inclusive) hereof and is either received by Seller or validly set-off pursuant to a right of set-off of Purchaser arising from Section 8.6 hereof and shall not be limited by the amount of the Purchase Price actually received by Seller at the time such claim is made.”

5.   The first sentence of Section 8.6 of the Agreement (Set-Off) is hereby deleted and replaced in its entirety with the following:

“Purchaser shall have the right to withhold and deduct any Losses for which any Purchaser Indemnified Party is entitled to indemnification under this Agreement after application in full of the provisions of Section 8.4 (subject to Section 8.5 hereof) from any payments, including for the avoidance of doubt any Share Payment and any Milestone Payment, that may be owed to Seller pursuant to Section 1.5 (subsections (a) through (e) inclusive) hereof (a “Set Off”).”

6.   The definition of “Purchase Price” in ANNEX A to the Agreement (DEFINITIONS) is hereby deleted and replaced in its entirety with the following:

““Purchase Price” means, collectively, the Closing Consideration, the Cash Payments, the Milestone Payments and the Share Payment.”

7.   Notwithstanding anything to the contrary in this Amendment, in the event the closing of the Merger Transaction does not occur on or before June 1, 2019, or such other date as the Parties may agree upon in writing, this Amendment shall be null and void and the Agreement will remain in full force and effect without amendment; provided, however, that the $1,000,000 payment made by Purchaser to Seller on January 31, 2019 pursuant to Paragraph 2 of this Amendment will constitute the “First Anniversary Payment” under the Agreement, and Purchaser’s obligation to make the First Anniversary Payment pursuant to Section 1.5(a)(ii) of the Agreement shall be satisfied in full as a result of such payment under this Amendment.

8.   Each Party hereby represents and warrants to the other that it has the corporate power and authority to enter into this Amendment and this Amendment constitutes a legal, valid and binding obligation, enforceable against such Party in accordance with its terms.

9.   Subject to Paragraph 7 of this Amendment, this Amendment shall be effective upon the Amendment Effective Date set forth above.

10. Except as expressly modified in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.  To the extent that there are any inconsistencies between this Amendment and the Agreement, the terms of this Amendment shall govern and shall supersede the Agreement.

11. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Each Party may execute this Amendment by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail.  Facsimile or PDF signatures of authorized signatories of the Parties will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the Amendment Effective Date set forth above.

PURCHASER:

C3J Therapeutics, Inc.

By:	/s/ Todd R. Patrick
Name: Todd R. Patrick
Title: President & CEO

SELLER:

Synthetic Genomics, Inc.

By:	/s/ Oliver Fetzer
Name: Oliver Fetzer
Title: Chief Executive Officer

Synthetic Genomics Vaccines, Inc.

By:	/s/ Oliver Fetzer
Name: Oliver Fetzer
Title: Chief Executive Officer